SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 19, 2004

Transcontinental Realty Investors, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1-9240	94-6565852

(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1800 Valley View Lane, Suite 300, Dallas, Texas 75234

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	469-522-4200

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On February 19, 2004, the Board of Directors increased the number of directors from four to six and elected Ted Munselle and Sharon Hunt to fill the vacancies created by the increase. Both Ted Munselle and Sharon Hunt are directors who are independent from the Board of Directors and Management of the Registrant.

     Mr. Munselle, age 48, is Vice President and Chief Financial Officer of Landmark Nurseries, Inc., is a certified public accountant, and was employed in the accounting industry from 1997 until October 1998 when he entered his current employment.

     Ms. Hunt, age 61, is a licensed realtor in the Dallas, Texas area with Virginia Cook Realtors, was until sold in 1997 President and Owner of Sharon’s Pretzels, Inc., a Dallas, Texas food products entity and has been involved in and since 1991 until 2000 served as a director of a 501(c)(3) non-profit corporation involved in the acquisition, renovation and operation of real estate.

     Also on February 19, 2004, the Board of Directors formed a new Audit Committee, approved a charter for the Audit Committee, and selected Martin White, Ted Munselle and Sharon Hunt to comprise the Audit Committee. The Board also determined that Mr. Munselle meets the qualifications of an “audit committee financial expert,” as such term is defined by rules of the Securities and Exchange Commission.

     On February 29, 2004, Earl D. Cecil resigned as a director of the Registrant. Mr. Cecil did not resign because of any disagreement with the Registrant or any matter relating to Registrant’s operations, policies or practices, nor did Mr. Cecil furnish the Registrant with a letter describing any disagreement or requesting that any matter be disclosed.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Date: March 11, 2004	TRANSCONTINENTAL REALTY INVESTORS, INC.
	By:	/s/ Ronald E. Kimbrough
Ronald E. Kimbrough, Executive
Vice President, Acting Principal Executive Officer and Chief Financial Officer